4800 Montgomery Lane
Suite 220
Bethesda, MD 20814
(402) 371-2520 T
(402) 371-4229 F
www.condorhospitality.com

For Immediate Release
Condor Hospitality Trust Reports 2016 Third Quarter Results
Closed Joint Venture | Announced Purchase Contract | 7 Non-Core Hotels Sold | Increase to Common Dividend
Bethesda, Maryland, November 8, 2016 – Condor Hospitality Trust, Inc. (NASDAQ: CDOR) (the “Company”) today announced results for the third quarter ended September 30, 2016.
“We achieved significant progress in the strategic repositioning of Condor once again in the third quarter of 2016 with the closing of the joint venture to acquire the Atlanta Aloft Downtown, the announcement of a purchase contract to acquire the Aloft Leawood/Overland Park, and the sale of seven legacy assets, including three subsequent to quarter-end,” said Bill Blackham, Condor’s Chief Executive Officer.  “Moreover, despite the reduction of our portfolio from 45 hotels as of September 30, 2015 to 28 hotels as of September 30, 2016 and a decline of $9.1 million in Net Income mainly due to nonrecurring items, Adjusted EBITDA was significantly less impacted than might otherwise be expected as a result of the larger contribution and increased profitability of our new investment platform hotels.  In fact, our new investment platform hotels achieved 6.4% RevPAR growth for the nine months ended September 30, 2016, greatly exceeding industry-average RevPAR growth,” Blackham continued.
2016 Third Quarter Highlights
The Company maintained the positive momentum of its strategic repositioning in the third quarter of 2016.  The Company closed the joint venture to acquire the Aloft Atlanta Downtown, announced the purchase contract to acquire the Aloft Leawood/Overland Park, closed on the disposition of seven non-core hotels both in the quarter and subsequent to quarter-end, and increased its common dividend.  These important accomplishments are further detailed below.
Revenue and Net Earnings:  Condor’s third quarter 2016 revenue from continuing operations was $13.5 million compared to $15.9 million in the same 2015 period.  Revenue from newly acquired properties for the third quarter totaled $3.0 million which was offset by revenue declines from properties considered held for sale or sold of $5.0 million for the same period.  Third quarter net earnings attributable to common shareholders was $1.8 million, or $0.37 per basic and $0.06 per diluted share, compared to net earnings of $10.3 million, or $2.09 per basic and $0.13 per diluted share for the same 2015 period, which included a substantial $7.9 million noncash derivative gain.
Common Dividend Increase: On September 15, 2016, the Board of Directors declared a common stock dividend of $0.03 per share related to the third quarter, a $0.02 per share increase over the dividend announced on July 11, 2016 related to the second quarter.  The third quarter dividend was paid on October 12, 2016 to shareholders of record on September 29, 2016.  The third quarter dividend represents the second consecutive quarterly dividend for the Company since declaring a dividend for the first time since 2009.  Although the Board of Directors will evaluate the Company’s dividend policy on a quarterly basis, it believes that the new common dividend level is sustainable.
Closed Joint Venture Acquisition of the Aloft Atlanta Downtown: On August 23, 2016, the Company announced the closing of the joint venture acquisition of the 254-room Aloft Atlanta located in downtown Atlanta at 300 Spring Street NW, Atlanta, GA 30308. Condor entered into a joint venture agreement with Three Wall Capital to acquire the hotel. Through its operating partnership subsidiary, Condor owns 80% of the joint venture with Three Wall Capital owning the remaining 20%. The purchase price for the hotel was $43,550,000. The hotel will be managed by Boast Hotel Management Company, LLC, an affiliate of Three Wall Capital.

Announced Purchase Contract to Acquire the Aloft Leawood/Overland Park:  On August 31, 2016, the Company announced that it executed an agreement to purchase the 156-room Aloft Leawood/Overland Park located within Park Place Village at 11620 Ash Street, Leawood, KS, 66211.  The purchase price for the hotel is $22,500,000.  The hotel will be managed by Presidian Hotels and Resorts.  The closing of the acquisition of the hotel is anticipated to occur in the fourth quarter of 2016, but is subject to customary closing conditions including accuracy of representations and warranties and compliance with covenants and obligations.
7 Non-Core Assets Sold: In the third quarter of 2016, the Company continued to successfully dispose of legacy assets at what it believes are attractive valuations.  In addition to the 11 hotels sold in the first and second quarters of 2016 with gross proceeds totaling $26.0 million, the Company sold four assets in the third quarter resulting in $8.8 million of gross proceeds.  Subsequent to the close of the third quarter, the Company closed on the sale of three additional assets resulting in $8.6 million of gross proceeds.  Thus, year-to-date as of the time of this press release, the Company has sold 18 legacy assets totaling $43.4 million in gross proceeds. The Company plans to dispose a total of 22 legacy hotels, including the aforementioned 18 closed dispositions, in 2016 and will utilize the net proceeds to continue to strategically reposition the portfolio.
Summary Financial Results
Revenue:  Condor’s third quarter 2016 revenue from continuing operations was $13.5 million compared to $15.9 million in the same 2015 period. Condor’s year-to-date 2016 revenue from continuing operations was $40.2 million compared to $45.3 million in the same 2015 period.  Revenue from newly acquired properties in the three months and nine months ended September 30, 2016 totaled $3.0 million and $9.5 million, respectively, which was offset by revenue declines from properties considered held for sale or sold of $5.0 million and $14.2 million, respectively, for these same 2015 periods.
Net Earnings: Third quarter net earnings attributable to common shareholders was $1.8 million, or $0.37 per basic and $0.06 per diluted share, compared to net earnings of $10.3 million, or $2.09 per basic and $0.13 per diluted share for the same 2015 period, which included a substantial $7.9 million noncash derivative gain.  Year-to-date net loss attributable to common shareholders was ($1.5) million, or ($0.31) per basic and diluted share compared to $6.1 million, or $1.25 per basic and ($0.02) per diluted share for the same 2015 period.  The year-to-date 2016 results include dividends declared and undeclared and in kind distributions to preferred shareholders of $19.8 million which increased considerably over $2.7 million in the same period in 2015 as a result of the preferred stock redemptions and transactions in 2016. Increased gains on the sale of assets, decreased net gain on derivatives and convertible debt, and differences in impairment charges also drove the differences in net income between the periods.
RevPAR: For the third quarter, Revenue per Available Room (“RevPAR”) for the four hotels considered the new investment platform hotels (includes the three hotels acquired in 2015 and the Hilton Garden Inn acquired in 2012) increased to $81.56 from $80.89 for the same period in 2015 (comparable operating results given for these hotels include results prior to the Company’s ownership based on information obtained from the prior owners).  The increase is attributable to a 4.8% increase in Average Daily Rate (“ADR”) over the same period 2015, partially offset by a decline in occupancy.  ADR rose to $115.25 for the third quarter 2016 as compared to $109.93 for the same period in 2015.  Occupancy declined to 70.77% for the third quarter 2016 as compared to 73.58% for the same period in 2015.
For the nine months ended September 30, 2016, RevPAR increased 6.4% to $84.80 as compared to $79.72 for the same period in 2015 for these new investment platform hotels.  The Company owned only one of the new investment platform hotels for the full respective same periods in 2015 and believes the increase in RevPAR across the new investment platform hotels is indicative of the Company’s ability to effectively monitor its third party operators and identify intensive asset management strategies to achieve enhanced performance.
For the third quarter, RevPAR for the 13 same-store hotels not considered held for sale at September 30, 2016 declined 5.8% from the same period in 2015 to $54.93.  The decrease is attributable to a 3.5% reduction in occupancy to 70.43%, while ADR decreased by 2.4% to $77.99.  For the nine months ended September 30, 2016, RevPAR for the 13 same-store hotels not considered held for sale at September 30, 2016 declined 3.4% to $49.63.  The decrease is attributable to a 6.3% reduction in occupancy to 64.47%, which was partially offset by a 3.1% increase in ADR to $76.98.  In our legacy hotel portfolio, the decreases in occupancy between the periods were driven by market challenges facing these hotels as a result of declines in the oil and gas, rail, and fracking industries. Despite these occupancy challenges, the Company has focused on increasing ADR to improve profitability as is evident in the year-to-date ADR increase.
Funds From Operations (FFO) and Adjusted Funds from Operations (AFFO):  FFO for the three months ended September 30, 2016 decreased to $1.1 million as compared to $9.8 million for the same period prior year. FFO for the nine months ended September 30, 2016 decreased to $7.8 million as compared to $12.3 million for the same period prior year. These decreases in FFO were primarily driven by a decrease in net gains on derivatives and convertible debt which decreased by $7.9 million between the third quarter periods and $1.7 million between the year-to-date periods.  Adjusted Funds from Operations for the third quarter was $0.5 million as compared to $1.4 million for the same period in 2015.  The decline in Adjusted Funds from Operations was primarily driven by lower revenues as a result of continued asset sales throughout 2016.
EBITDA and Adjusted EBITDA: EBITDA for the three months ended September 30, 2016 decreased to $6.1 million as compared to $14.3 million for the same period prior year.  EBITDA for the nine months ended September 30, 2016 increased to $28.5 million as compared to $17.8 million for the same period prior year.  The decrease in EBITDA for the three months ended September 30, 2016 was primarily driven by a decrease in net gains on derivatives and convertible debt which decreased by $7.9 million between the third quarter periods.  The increase in EBITDA between the year-to-date periods was primarily driven by a $12.0 million increase in net gains on the disposition of assets.  Adjusted EBITDA for the three months ended September 30, 2016 decreased to $3.2 million as compared to $3.5 million for the same period prior year.  The decline in Adjusted EBITDA was primarily driven by lower revenues as a result of continued asset sales throughout 2016.
Capital Reinvestment:  The Company invested $0.9 million and $2.8 million in capital improvements throughout the portfolio in the three and nine months ended September 30, 2016, respectively, to upgrade its properties and maintain brand standards.
Balance Sheet:  The Company had cash and cash equivalents (including restricted cash) and available revolver of $14.8 million and $1.6 million, respectively, at September 30, 2016.  As of September 30, 2016, the Company had total outstanding long-term debt of $64.4 million, with $53.4 million associated with assets held for use with a weighted average maturity of 2.3 years and a weighted average interest rate of 5.21%.
Dividends: The Board of Directors declared a common stock dividend of $0.03 per share for the third quarter that  was paid on October 12, 2016 to shareholders of record on September 29, 2016.  The third quarter dividend is a $0.02 per share increase over the common stock dividend declared and paid for the second quarter, which was the first common stock dividend declared and paid by the Company since 2009.  Although the Board of Directors will evaluate the Company’s dividend policy on a quarterly basis, it believes that the new common dividend level is sustainable.  Additionally, the Company declared the third quarter regular dividend of $0.15625 per share payable on September 30, 2016 to its 6.25% Series D preferred stock shareholders.
Subsequent Events
Dispositions: The Company sold the 60-room Comfort Inn in Glasgow, Kentucky on October 14, 2016 for gross proceeds of $2.4 million, the 86-room Days Inn in Sioux Falls, South Dakota on November 3, 2016 for gross proceeds of $2.1 million, and the 76-room Comfort Inn located in Shelby, North Carolina on November 7, 2016 for gross proceeds of $4.1 million.  After repayment of the associated loans, net proceeds from these sales will be used to fund future acquisitions and for general corporate purposes.
Outlook
“The third quarter of 2016 was an exciting quarter for Condor Hospitality that marked significant milestones with regards to the repositioning of the portfolio, including entering into the Atlanta Aloft Downtown joint venture and the continued disposition of legacy assets at what we believe are attractive valuations.  Additionally, for the nine months ended September 30, 2016, our new investment platform hotels outperformed expectations with 6.4% RevPAR growth over the same period last year,” said Jonathan Gantt, Condor’s Chief Financial Officer. “We believe the result of our efforts continue to create shareholder value, as evidenced by the increase to our common dividend.”
About Condor Hospitality Trust, Inc.
Condor Hospitality Trust, Inc. (NASDAQ: CDOR) is a self-administered real estate investment trust that specializes in the investment and ownership of upper midscale and upscale, premium branded, select service, extended stay, and limited service hotels.  The Company currently owns 25 hotels in 12 states.  Condor’s hotels are franchised by a number of the industry’s most well-regarded brand families including Hilton, Marriott/Starwood, and InterContinental Hotels.

SELECTED FINANCIAL DATA:

Condor Hospitality Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited - In thousands, except share and per share data)

	As of
	September 30, 2016	December 31, 2015

Assets
Investment in hotel properties, net	$92,034	$93,794
Investment in unconsolidated joint venture	9,226	-
Cash and cash equivalents	11,355	4,870
Restricted cash, property escrows	3,490	3,776
Accounts receivable, net of allowance for doubtful accounts of $11 and $10	1,297	1,169
Prepaid expenses and other assets	2,473	1,832
Investment in hotel properties held for sale, net	19,089	36,905
Total Assets	$138,964	$142,346

Liabilities and Equity

Liabilities
Accounts payable, accrued expenses, and other liabilities	$6,796	$5,419
Derivative liabilities, at fair value	190	8,759
Convertible debt, at fair value	1,236	-
Long-term debt, net of deferred financing costs	52,683	55,776
Long-term debt related to hotel properties held for sale, net of deferred financing costs	10,900	30,235
Total Liabilities	71,805	100,189

Redeemable preferred stock:
10% Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $10,182 at December 31, 2015	-	7,662

Equity
Shareholders' equity
Preferred stock, 40,000,000 shares authorized:
8% Series A, 2,500,000 shares authorized, $.01 par value, 803,270 shares outstanding, liquidation preference of $9,485 at December 31, 2015	-	8
6.25% Series C, 3,000,000 shares authorized, $.01 par value, 3,000,000 shares outstanding, liquidation preference of $34,492 at December 31, 2015	-	30
6.25% Series D, 6,700,000 shares authorized, $.01 par value, 6,245,156 shares outstanding, liquidation preference of $62,452 at September 30, 2016	61,335	-
Common stock, $.01 par value, 200,000,000 shares authorized; 4,952,190 and 4,941,878 shares outstanding	49	49
Additional paid-in capital	118,580	138,387
Accumulated deficit	(115,440)	(105,858)
Total Shareholders' Equity	64,524	32,616
Noncontrolling interest in consolidated partnership (Condor Hospitality Limited Partnership), redemption value of $1,819 and $1,197	2,635	1,879
Total Equity	67,159	34,495

Total Liabilities and Equity	$138,964	$142,346

Condor Hospitality Trust, Inc.
Consolidated Statements of Operations
 (Unaudited - In thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
Revenue
Room rentals and other hotel services	$13,519	$15,895	$40,177	$45,320
Operating Expenses
Hotel and property operations	9,452	11,076	29,052	32,971
Depreciation and amortization	1,398	1,099	4,096	3,836
General and administrative	1,367	1,451	4,092	4,183
Acquisition and terminated transactions	228	177	375	194
Terminated equity transactions	-	180	-	180
Total operating expenses	12,445	13,983	37,615	41,364
Operating income	1,074	1,912	2,562	3,956
Net gain on disposition of assets	3,591	2,927	15,814	2,801
Equity in loss of joint venture	(54)	-	(54)	-
Net gain on derivatives and convertible debt	26	7,895	6,305	8,008
Other income (expense)	85	(4)	87	122
Interest expense	(1,127)	(1,137)	(3,704)	(4,194)
Loss on debt extinguishment	(399)	(104)	(1,548)	(111)
Impairment recovery (loss)	(343)	313	(1,257)	(3,517)
Earnings from continuing operations before income taxes	2,853	11,802	18,205	7,065
Income tax expense	-	-	-	-
Earnings from continuing operations	2,853	11,802	18,205	7,065
Gain from discontinued operations, net of tax	-	152	678	2,440
Net earnings	2,853	11,954	18,883	9,505
Earnings attributable to noncontrolling interest	(61)	(724)	(628)	(721)
Net earnings attributable to controlling interests	2,792	11,230	18,255	8,784
Dividends declared and undeclared and in kind dividends deemed on preferred stock	(976)	(914)	(19,773)	(2,707)
Net earnings (loss) attributable to common shareholders	$1,816	$10,316	$(1,518)	$6,077

Earnings per Share
Continuing operations - Basic	$0.37	$2.06	$(0.44)	$0.79
Discontinued operations - Basic	-	0.03	0.13	0.46
Total - Basic Earnings per Share	$0.37	$2.09	$(0.31)	$1.25

Continuing operations - Diluted	$0.06	$0.12	$(0.44)	$(0.11)
Discontinued operations - Diluted	-	0.01	0.13	0.09
Total - Diluted Earnings per Share	$0.06	$0.13	$(0.31)	$(0.02)

Reconciliation of Non-GAAP Financial Measures (Unaudited)
Non-GAAP financial measures are measures of our historical financial performance that are different from measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We report Funds from Operations (“FFO”), Adjusted FFO (“AFFO”), Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”), Adjusted EBITDA, and Hotel EBITDA as non-GAAP measures that we believe are useful to investors as key measures of our operating results and which management uses to facilitate a periodic evaluation of our operating results relative to those of our peers.  Our non-GAAP measures should not be considered as an alternative to U.S. GAAP net earnings (loss) as an indication of financial performance or to U.S. GAAP cash flows from operating activities as a measure of liquidity.  Additionally, these measures are not indicative of funds available to fund cash needs or our ability to make cash distributions as they have not been adjusted to consider cash requirements for capital expenditures, property acquisitions, debt service obligations, or other commitments.
FFO and AFFO
The following table reconciles net earnings to FFO and AFFO for the three and nine months ended September 30, 2016 and 2015 (in thousands). All amounts presented include both continuing and discontinued operations as well as our portion of the results of our unconsolidated Atlanta JV.

	Three months ended September 30,		Nine months ended September 30,
Reconciliation of Net earnings to FFO and AFFO	2016	2015	2016	2015
Net earnings	$2,853	$11,954	$18,883	$9,505
Depreciation and amortization expense	1,398	1,099	4,096	3,836
Depreciation and amortization expense from JV	94	-	94	-
Net gain on disposition of assets	(3,591)	(2,926)	(16,495)	(4,466)
Net loss on disposition of assets from JV	1	-	1	-
Impairment loss (recovery)	343	(313)	1,257	3,397
FFO	1,098	9,814	7,836	12,272
Dividends declared and undeclared and in kind dividends deemed on preferred stock	(976)	(914)	(19,773)	(2,707)
FFO attributable to common shares and partnership units	122	8,900	(11,937)	9,565
Net gain on derivatives and convertible debt	(26)	(7,895)	(6,305)	(8,008)
Acquisition and terminated transactions expense	228	177	375	194
Acquisition and terminated transactions expense from JV	224	-	224	-
Terminated equity transactions	-	180	-	180
AFFO attributable to common shares and partnership units	$548	$1,362	$(17,643)	$1,931

We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net earnings computed in accordance with GAAP, excluding gains or losses from sales of real estate assets, impairment, and the depreciation and amortization of real estate assets.  FFO is calculated both for the Company in total and as FFO attributable to common shares and partnership units, which is FFO excluding preferred stock dividends.  AFFO is FFO attributable to common shares and partnership units adjusted to exclude items we do not believe are representative of the results from our core operations, such as non-cash gains or losses on derivative liabilities and convertible debt and cash charges for acquisition costs. All REITs do not calculate FFO and AFFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO and AFFO for similar REITs.

We consider FFO and AFFO to be useful additional measures of performance for an equity REIT because they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes that the value of real estate assets diminishes predictably over time.  Since real estate values have historically risen or fallen with market conditions, we believe that FFO and AFFO provide a meaningful indication of our performance.

EBITDA, Adjusted EBITDA, and Hotel EBITDA

The following table reconciles net earnings to EBITDA, Adjusted EBITDA, and Hotel EBITDA for the three and nine months ended September 30, 2016 and 2015 (in thousands). All amounts presented include both continuing and discontinued operations as well as our portion of the results of our unconsolidated Atlanta JV.

	Three months ended		Nine months ended
	September 30,		September 30,
Reconciliation of Net earnings to EBITDA , Adjusted EBITDA, and Hotel EBITDA	2016	2015	2016	2015
Net earnings	$2,853	$11,954	$18,883	$9,505
Interest expense	1,127	1,169	3,709	4,386
Interest expense from JV	191	-	191	-
Loss on debt extinguishment	399	104	1,548	111
Income tax expense	-	-	-	-
Depreciation and amortization expense	1,398	1,099	4,096	3,836
Depreciation and amortization expense from JV	94	-	94	-
EBITDA	6,062	14,326	28,521	17,838
Net gain on disposition of assets	(3,591)	(2,926)	(16,495)	(4,466)
Net loss on disposition of assets from JV	1	-	1	-
Impairment loss (recovery)	343	(313)	1,257	3,397
Net gain on derivatives and convertible debt	(26)	(7,895)	(6,305)	(8,008)
Acquisition and terminated transactions expense	228	177	375	194
Acquisition and terminated transactions expense from JV	224	-	224	-
Terminated equity transactions	-	180	-	180
Adjusted EBITDA	3,241	3,549	7,578	9,135
General and administrative expense	1,367	1,451	4,092	4,183
Other income (expense)	(85)	4	(87)	(122)
Unallocated hotel and property operations expense	113	199	391	376
Hotel EBITDA	$4,636	$5,203	$11,974	$13,572

Revenue	$13,519	$16,421	$40,183	$47,846
JV revenue	1,048	-	1,048	-
Condor and JV revenue	$14,567	$16,421	$41,231	$47,846
Hotel EBITDA as a percentage of revenue	32%	32%	29%	28%

We calculate EBITDA and Adjusted EBITDA by adding back to net earnings certain non-operating expenses and certain non-cash charges which are based on historical cost accounting that we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods. In calculating EBITDA, we add back to net earnings interest expense, loss on debt extinguishment, income tax expense, and depreciation and amortization expense. In calculating Adjusted EBITDA, we adjust EBITDA to add back net gain/loss on disposition of assets and acquisition and terminated transactions expense, which are cash charges. We also add back impairment and gain or loss on derivatives and convertible debt, which are non-cash charges. Our current calculation of EBITDA varies from that presented in filings prior to the December 31, 2015 Form 10-K as EBITDA was historically calculated based on net earnings attributable to common shareholders with preferred dividends and noncontrolling interest added back only to Adjusted EBITDA.  EBITDA and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
We believe EBITDA and Adjusted EBITDA to be useful additional measures of our operating performance, excluding the impact of our capital structure (primarily interest expense), our asset base (primarily depreciation and amortization expense), and other items we do not believe are representative of the results from our core operations.
The Company further excludes general and administrative expenses, other non-operating income or expense, and certain hotel and property operations expenses that are not allocated to individual properties in assessing hotel performance (primarily certain general liability and other insurance costs, land lease costs, and office and banking fees) from Adjusted EBITDA to calculate Hotel EBITDA.  Hotel EBITDA is similar to the non-GAAP measure of Property Operating Income (“POI”) presented in filings prior to the September 30, 2016 Form 10-Q except that Hotel EBITDA also excludes the unallocated hotel and property operations expenses previously included in POI.  Hotel EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
Hotel EBITDA is intended to isolate property level operational performance over which the Company’s hotel operators have direct control.  We believe Hotel EBITDA is helpful to investors as it better communicates the comparability of our hotels’ operating results for all of the Company’s hotel properties and is used by management to measure the performance of the Company’s hotels and the effectiveness of the operators of the hotels.

Condor Hospitality Trust, Inc.
 Operating Statistics

	Three months ended September 30,
	2016			2015
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Same store HFU	70.43%	$77.99	$54.93	72.99%	$79.93	$58.34
Same store HFS	65.98%	$69.04	$45.55	67.13%	$67.18	$45.10
Total same store	68.60%	$74.44	$51.06	70.57%	$74.92	$52.87

October 2015 Acquisitions	69.02%	$114.14	$78.78	-	$-	$-
Aloft Atlanta JV	78.52%	$146.02	$114.66	-	$-	$-

	Nine months ended September 30,
	2016			2015
	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
Same store HFU	64.47%	$76.98	$49.63	68.79%	$74.67	$51.37
Same store HFS	61.61%	$64.96	$40.02	66.34%	$64.14	$42.55
Total same store	63.29%	$72.16	$45.68	67.78%	$70.42	$47.73

October 2015 Acquisitions	73.51%	$114.19	$83.95	-	$-	$-
Aloft Atlanta JV	78.52%	$146.02	$114.66	-	$-	$-

Condor Hospitality Trust, Inc.
Property List | As of November 8, 2016

Current Hotel Portfolio [Excludes Acquisitions as Detailed Below]
Ref	Hotel Name	City	State	Rooms	Acquisition Date	Status[1]
1	Quality Inn	Princeton	WV	50	1/1/1985	HFS
2	Comfort Inn	Farmville	VA	50	7/1/1985	HFS
3	Quality Inn	Solomons	MD	59	6/1/1986	Hold
4	Key West Inn	Key Largo	FL	40	8/1/1987	Hold
5	Quality Inn	Morgantown	WV	81	10/1/1996	Hold
6	Comfort Suites	Ft. Wayne	IN	127	11/7/2005	Hold
7	Comfort Suites	Lafayette	IN	62	11/7/2005	Hold
8	Comfort Inn and Suites	Warsaw	IN	71	11/7/2005	Hold
9	Comfort Suites	South Bend	IN	135	11/30/2005	Hold
10	Super 8	Billings	MT	106	1/5/2007	Hold
11	Hilton Garden Inn	Dowell/Solomons	MD	100	5/25/2012	Hold
12	Comfort Inn	New Castle	PA	79	7/1/1987	HFS
13	Comfort Inn	Harlan	KY	61	7/1/1993	Hold
14	Savannah Suites	Atlanta	GA	164	11/16/2006	Hold
15	Days Inn	Bossier City	LA	176	4/4/2007	HFS
16	Super 8	Creston	IA	121	9/19/1978	Hold
17	Comfort Inn	Rocky Mount	VA	61	4/1/1989	HFS
18	Days Inn	Farmville	VA	59	9/1/1990	HFS
19	Comfort Suites	Marion	IN	62	11/7/2005	HFS
20	Supertel Inn/Conference Center	Creston	IA	41	6/30/2006	Hold
21	Super 8	Burlington	IA	62	12/30/1986	HFS
	Total			1,767

Acquisitions | For Period January 1, 2015 - November 8, 2016
Ref	Hotel Name	City	State	Rooms	Acquisition Date	Purchase Price (in millions)
22	SpringHill Suites	San Antonio	TX	116	10/1/2015	$17.5
23	Courtyard by Marriott Flagler Center	Jacksonville	FL	120	10/2/2015	$14.0
24	Hotel Indigo	College Park	GA	142	10/2/2015	$11.0
25	Atlanta Aloft Downtown	Atlanta	GA	254	8/22/2016	$43.6
	Total Acquisitions			632		$86.1
1 | HFS indicates the asset is currently marketed for sale

Dispositions | For Period January 1, 2015 - November 8, 2016
Ref	Hotel Name	City	State	Rooms	Disposition Date	Gross Proceeds (in millions)
1	Super 8	West Plains	MO	49	1/15/2015	$1.5
2	Super 8	Green Bay	WI	83	1/29/2015	$2.2
3	Super 8	Columbus	GA	74	3/16/2015	$0.9
4	Sleep Inn & Suites	Omaha	NE	90	3/19/2015	$2.9
5	Savannah Suites	Chamblee	GA	120	4/1/2015	$4.4
6	Savannah Suites	Augusta	GA	172	4/1/2015	$3.4
7	Super 8	Batesville	AR	49	4/30/2015	$1.5
8	Days Inn	Ashland	KY	63	7/1/2015	$2.2
9	Comfort Inn	Alexandria	VA	150	7/13/2015	$12.0
10	Days Inn	Alexandria	VA	200	7/13/2015	$6.5
11	Super 8	Manhattan	KS	85	8/28/2015	$3.2
12	Quality Inn	Sheboygan	WI	59	10/6/2015	$2.3
13	Super 8	Hays	KS	76	10/14/2015	$1.9
14	Days Inn	Glasgow	KY	58	10/16/2015	$1.8
15	Super 8	Tomah	WI	65	10/21/2015	$1.4
16	Rodeway Inn	Fayetteville	NC	120	11/3/2015	$2.6
17	Savannah Suites	Savannah	GA	160	12/22/2015	$4.0
	Total FY2015			1,673		$54.7
18	Super 8	Kirksville	MO	61	1/4/2016	$1.5
19	Super 8	Lincoln	NE	133	1/7/2016	$2.8
20	Savannah Suites	Greenville	SC	170	1/8/2016	$2.7
21	Super 8	Portage	WI	61	3/30/2016	$2.4
22	Super 8	O'Neill	NE	72	4/25/2016	$1.7
23	Quality Inn	Culpeper	VA	49	5/10/2016	$2.2
24	Super 8	Storm Lake	IA	59	5/19/2016	$2.8
25	Clarion Inn	Cleveland	TN	59	5/24/2016	$2.2
26	Super 8	Coralville	IA	84	5/26/2016	$3.4
27	Super 8	Keokuk	IA	61	5/27/2016	$2.2
28	Comfort Inn	Chambersburg	PA	63	6/6/2016	$2.1
29	Super 8	Pittsburg	KS	64	8/8/2016	$1.6
30	Super 8	Mount Pleasant	IA	54	9/9/2016	$1.9
31	Quality Inn	Danville	KY	63	9/19/2016	$2.3
32	Super 8	Menomonie	WI	81	9/26/2016	$3.0
33	Comfort Inn	Glasgow	KY	60	1/1/2008	$2.4
34	Days Inn Airport	Sioux Falls	SD	86	1/1/2008	$2.1
35	Comfort Inn	Shelby	NC	76	2/1/1989	$4.1

	Total Year to Date 2016			1,356		$43.4

	Total Dispositions			3,029		$98.1